UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2024

Global Tech Industries Group, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-10210	90-1604380
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

511 Sixth Avenue, Suite 800

New York, NY 10011

(Address of Principal Executive Offices) (Zip Code)

(212) 204-7926

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(c)(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Securities registered pursuant to Section 12(g) of the Act:

Title of each Class	Trading Symbol	Name of each exchange on which registered
Common Stock	GTII	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Effective as of August 1, 2024, Global Tech Industries Group, Inc.’s (the “Company”) board of directors (the “Board”) appointed Afshin Luke Rahbari as the Chief Executive Officer and member of the Board and as Chief Executive Officer of any other subsidiary of the Company as reasonably requested by the Company. Mr. Rahbari fills the office vacated by David Reichman, who has retired, subsequent to a previously approved succession plan, effective August 1, 2024, from his role as Chief Executive Officer. Mr. Reichman shall remain Chairman of the Board of the Company.

Mr. Rahbari, age 57, has served as the Company’s Chief Operating Officer since May 1, 2024. The Company had originally retained the services of Mr. Rahbari as a management consultant effective December 1, 2023 to assist the Board in refocusing its short and long-term corporate goals, including a retirement and succession plan for its senior management.

There is no arrangement or understanding between Mr. Rahbari and any other persons pursuant to which Mr. Rahbari was appointed to his positions. There are no family relationships between Mr. Rahbari and any of the Company’s officers or directors. Other than as described below, there are no other transactions to which the Company or any of its subsidiaries is a party in which Mr. Rahbari has a material interest subject to disclosure under Item 404(a) of Regulation S-K. In connection with his appointment and/or continued service in his current positions, the Company, and/or other Company subsidiaries may provide additional compensation to Mr. Rahbari in the future.

Mr. Rahbari’s Employment Agreement Summary

As previously disclosed on the Company’s Current Report on Form 8-K dated July 9, 2024 (the “July 8-K”), the Company entered into an Employment Agreement (the “Employment Agreement”) with Mr. Rahbari pursuant to which Mr. Rahbari was appointed as the Company’s Chief Operating Officer, effective as of May 1, 2024. The Employment Agreement further memorialized Mr. Rahbari’s future appointment to Chief Executive Officer on or about August 1, 2024, subject to the terms and conditions of the Agreement. Mr. Rahbari’s compensation is equity based such that Mr. Rahbari is eligible to receive in tranches up to an aggregate of twenty-four million (24,000,000) shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), through the fiscal year ending December 31, 2026. In addition, Mr. Rahbari may receive a discretionary performance-based bonus of ten million (10,000,000) shares of Common Stock upon the occurrence of certain performance goals and conditions as set forth in the Employment Agreement.

The foregoing description of the Employment Agreement is a summary only, does not purport to set forth the complete terms of the Employment Agreement and is qualified in its entirety by reference to the form of the Employment Agreement as Exhibit 10.1 to the July 8-K and hereby incorporated by reference.

Item 7.01 Regulation FD Disclosure.

On August 5, 2024, the Company issued a press release announcing that it will name Mr. Rahbari as the Company’s Chief Executive Officer and Mr. Reichman’s retirement from the Company’s Chief Executive Officer position. A copy of the Company’s press release is attached as Exhibit 99.1 to this Current Report.

The information in this Item 7.01, including Exhibit 99.1 attached hereto, is furnished pursuant to Item 7.01 and shall not be deemed “filed” for any other purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information in this Item 7.01 of this Current Report shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act regardless of any general incorporation language in such filing unless specifically provided otherwise.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement between Global Tech Industries Group, Inc. and Afshin Luke Rahbari (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on July 9, 2024).
99.1*	Press Release dated August 5, 2024.
104*	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Furnished herewith.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Global Tech Industries Group, Inc.

Date: August 5, 2024	By:	/s/ Afshin Luke Rahbari
	Name:	Afshin Luke Rahbari
	Title:	Chief Executive Officer